Exhibit 10.2

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

Dear [RSU Grantee]:

Congratulations on your selection as a Participant in the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted Restricted Stock Units (“RSUs”). Each RSU entitles you to receive from the Company one Share of the Company’s Class A common stock for which the restrictions set forth in paragraph 3 lapse in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a. Grant Date. [Grant Date].

b. Number of RSUs. [Number of RSUs].

c. Restriction Lapse Dates. The RSUs shall not provide you with any rights or interests therein until the restrictions lapse on such RSUs. [Restriction Lapse Dates].

[2.	Dividend Equivalents. Until such time as the following restrictions lapse, or the RSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Participant (“Dividend Equivalent”) equal to the number of RSUs subject to restriction under this Award Agreement times the per share quarterly dividend payments made to shareholders of the Company’s Class A common stock. The Company shall accumulate Dividend Equivalents and will pay the Participant a cash amount equal to the Dividend Equivalents accumulated and unpaid as of each date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.]

3.	Restrictions. Restrictions on the number of RSUs specified in this Award Agreement will lapse on the designated restriction lapse dates only if you have been continuously in the service of the Company or one of its Affiliates through such dates. RSUs shall be immediately cancelled upon termination of your service with the Company and its Affiliates, except as follows:

a. Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then restrictions on all RSUs shall immediately lapse.

b. Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the original Grant Date, your service with the Company and its Affiliates terminates as a result of any of the reasons set forth below, each as defined below or determined in accordance with rules adopted by the Committee, then restrictions on RSUs shall automatically lapse or the RSUs shall be cancelled as provided below:

[(i)	Termination for Retirement. If your service with the Company and its Affiliates terminates as a result of your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company, then restrictions on your RSUs shall automatically lapse six months after your resignation.]

(ii)	Termination for Total Disability. If your service with the Company and its Affiliates terminates as a result of your Disability then restrictions on your RSUs shall automatically lapse. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

(iii)	Termination for Layoff. If your service with the Company and its Affiliates terminates as a result of a Layoff, then restrictions on RSUs scheduled to lapse on the first restriction lapse date shall immediately lapse, and the remaining RSUs covered by this Award Agreement shall be immediately cancelled. For purposes of this Award Agreement, “Layoff” shall mean a job loss due to any reduction in the work force of indefinite duration.

Any RSUs for which the restrictions do not lapse in accordance with the terms in this paragraph 3 shall be cancelled.

4.	Change of Control. Notwithstanding anything herein to the contrary, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed:

a. Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award of RSUs, the restrictions on all such RSUs shall immediately lapse as of the effective date of the Change of Control; an amount determined below shall be distributed or paid to you within thirty (30) days following the date of such termination of service in cash, Shares, other securities, or any combination, as determined by the Committee; and the RSUs shall thereafter terminate.

b. If a Change of Control occurs and the Successor Entity Assumes and Maintains this Award of RSUs, and if your service with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason within twelve (12) months following the effective date of the Change of Control, then the restrictions on all such RSUs shall immediately lapse as of the date of such termination of service; an amount determined below shall be distributed or paid to you within thirty (30) days following the date of such termination of service in cash, Shares, other securities, or any combination, as determined by the Committee; and the RSUs shall thereafter terminate.

The amount to be distributed or paid to you pursuant to this paragraph 4 shall equal the Fair Market Value of one Share for each such RSU as of (i) the effective date of the Change of Control in the case of subparagraph a. above or (ii) the date of such termination of service in the case of subparagraph b. above.

c. For purposes of this Award Agreement:

(i)	“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company and its Affiliates (other than any such failure resulting from your Disability); (ii) your willful engagement in conduct (other than conduct covered under clause (i) above) which is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iii) your violation of material Company or Affiliate policy, or your breach of noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

(ii)	“Good Reason” shall mean any reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

5.	Nontransferability. During the period of restriction, the RSUs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

6.	Requirements of Law. The granting of the RSUs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of your residence.

7.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

8.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

9.	Plan; Prospectus and Related Documents.

a. A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b. As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. You can access the prospectus on the Company’s intranet via the following web address: http://welcometo.genworth.net/PlanProspectus. The prospectus includes the Company’s prospectus, filed on May 25, 2004, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which can also be accessed at the foregoing web address. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above.

c. You are hereby notified that in the future the Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. Each of the documents referenced in this subparagraph c. may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investor Info” and then “SEC Filings” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

10.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

11.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

12.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

13.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Stock Options and/or Shares issued pursuant to the Plan and this Award Agreement.

Please refer any questions you may have regarding your Restricted Stock Unit grant to your local Human Resources Manager.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.